Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Intevac, Inc. of our reports dated February 12, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of Intevac, Inc. for the year ended December 28, 2019.

/s/ BPM LLP

San Jose, California

May 14, 2020